Exhibit 99.1

Dogwood Therapeutics, Inc. Regains Nasdaq Compliance

ATLANTA, Ga., April 3, 2025 -- Dogwood Therapeutics, Inc. (Nasdaq: DWTX) (the “Company”), a development-stage biopharmaceutical company focused on developing new medicines to treat pain and fatigue-related disorders today announced it believes it has regained compliance with the minimum stockholders’ equity requirement as set forth in Nasdaq Listing Rule 5550(b)(1).

DWTX Chairman and CEO Greg Duncan stated, “We appreciate the consideration Nasdaq has shown Dogwood Therapeutics, Inc.” He continued, “The Company has a strong cash position of $17.5 million as of the end of Q1, with no debt, better positioning the Company to advance its continued mission to build shareholder value”.

As previously disclosed, the Company received a letter on November 15, 2024 notifying the Company that its amount of stockholders’ equity had fallen below the $2.5 million minimum stockholders’ equity requirement (the “Minimum Equity Requirement”).  On December 27, 2024, we submitted to Nasdaq a plan of compliance to achieve and sustain compliance with the Rule.  On February 2, 2025, we received a letter from Nasdaq granting us until May 14, 2025 to regain our compliance with the Nasdaq Listing Rule 5550(b)(1).

The Company has completed the following transactions and, as a result of these transactions, the Company believes its stockholders’ equity is above the $2.5 million Minimum Equity Requirement.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission (“SEC”) on March 12, 2025, on March 12, 2025, the Company entered into a Debt Exchange and Cancellation Agreement with Conjoint, Inc. (“Conjoint”) pursuant to which the Company issued shares of the Company’s Series A-1 Non-Voting Convertible Preferred Stock, par value $0.0001 per share to Conjoint in exchange for Conjoint’s cancellation of approximately $19.9 million in amounts owed to Conjoint by the Company (the “Debt Exchange and Cancellation).  In addition, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2025, on March 12, 2025, the Company entered into a stock purchase agreement with certain institutional investors pursuant to which the Company sold shares of common stock to investors for gross proceeds of approximately $4.8 million.

As of March 31, 2025, there were 1,911,128 shares of the Company’s common stock, par value $0.0001, issued and outstanding.

44 Milton Avenue │ Alpharetta, GA 30009 │ (866) 620-8655

About Dogwood Therapeutics

Dogwood Therapeutics (Nasdaq: DWTX) is a development-stage biopharmaceutical company focused on developing new medicines to treat pain and fatigue-related disorders. The Dogwood research pipeline includes two separate mechanistic platforms with a non-opioid analgesic program and an antiviral program. The proprietary, non-opioid, NaV 1.7 analgesic program is centered on our lead development candidate, Halneuron®, which is a highly specific voltage-gated sodium channel modulator, a mechanism known to be effective for reducing pain transmission. In clinical studies, Halneuron® treatment has demonstrated pain reduction in pain related to general cancer and in pain related to chronic chemotherapy-induced neuropathic pain (“CINP”). Interim data from the ongoing Halneuron® Phase 2 CINP study are expected in Q4 of 2025.

Dogwood’s antiviral program includes IMC-1 and IMC-2, which are novel, proprietary, fixed-dose combinations of anti-herpes antivirals and the anti-inflammatory agent celecoxib. These combination antiviral approaches are being applied to the treatment of illnesses believed to be related to reactivation of previously dormant herpesviruses, including fibromyalgia (“FM”) and Long-COVID (“LC”). IMC-1 is poised to progress into Phase 3 development as a treatment for FM and is the focus of external partnership activities. IMC-2 has been assessed in both active control and double-blind, placebo-controlled clinical trials and, in both cases, demonstrated successful reduction of the fatigue associated with LC. The company has reached an agreement with FDA on using reduction in fatigue as the primary endpoint for future LC research and is currently planning to advance IMC-2 into Phase 2b research.

For more information, please visit www.dwtx.com.

Forward-Looking Statements:

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Dogwood’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Dogwood’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024, which has been filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Dogwood undertakes no duty to update such information except as required under applicable law.

Investor Relations:

CORE IR
(516) 222-2560
IR@dwtx.com